Exhibit 21.1

Subsidiaries

1.	Kona Gold, LLC (Delaware)
2.	HighDrate, LLC (Florida)
3.	Gold Leaf Distribution LLC (Florida)
4.	S and S Beverage Inc. (Wisconsin)